│ PRESS RELEASE │

FOR IMMEDIATE RELEASE:	November 5, 2007
CONTACT:	Dawn McCurtain
(406) 373-8787

STILLWATER MINING REPORTS THIRD QUARTER 2007 RESULTS

BILLINGS, MONTANA - STILLWATER MINING COMPANY (NYSE:SWC) today reported a third quarter 2007 net loss of $11.1 million, or $0.12 per fully diluted share, on revenues of $163.1 million. The 2007 third quarter loss compares to net income of $6.9 million, or $0.07 per fully diluted share, on revenues of $180.8 million in the third quarter of 2006.

Results for the quarter and the year were affected by lost production associated with a seven-day strike at the Company’s Stillwater Mine and Columbus processing facilities and unusually high miner attrition in 2007 primarily related to a first-of-the-year change in work schedules. The Company’s mines produced about 128,600 ounces of PGMs during the third quarter of 2007, as compared to 151,300 ounces produced in the third quarter last year.

For the first nine months of 2007, the Company reported a loss of $14.6 million, or $0.16 per fully diluted share. This compares to the first nine months of 2006, when the Company reported net income of $5.1 million, or $0.06 per share. Earnings for the first nine months of 2006 included $6.9 million of profit from sales of the palladium inventory received in the 2003 Norilsk Nickel transaction. That sales program ended during the first quarter of 2006, and accordingly, there was no comparable earnings contribution in the first nine months of this year. Other factors contributing to the nine-month loss include somewhat higher costs for materials and power.

During the second quarter the Company entered into negotiations to renew the contract with its union workers at the Stillwater Mine and Columbus metallurgical operations. Following a strike in early July, the union membership approved a new four-year labor agreement. In addition to strike losses, productivity also declined during the negotiating process. The new labor agreement provides for an immediate 3% wage increase for miners and a 4% increase for other employees as well as wage increases in subsequent years of the agreement. Following the strike, operations resumed in an orderly manner and production has subsequently returned to normal levels. Production at the East Boulder Mine continues to be challenged by a difficult transition from bulk mechanical mining toward more selective mining methods.

The lower third-quarter 2007 production was partially offset by slightly higher average sales realizations on the mined ounces - $499 per ounce in this year’s third quarter, up from $492 in the same period last year, the result of higher prices and the reduced impact from platinum price hedges. Platinum hedges dropped to 23,500 ounces in the third quarter from 28,000 ounces in the second quarter. Hedges fall away completely over the next three quarters - 20,500 ounces in the fourth quarter, 9,000 ounces in the first quarter 2008 and 6,000 ounces in the second quarter 2008. At the current platinum price of $1,440, results in 2008 would benefit by about $25 million over those in 2007.

The Company’s smelting and refining facilities in Columbus, Montana process mined concentrates and recycle catalyst materials received from third parties. Including material tolled for others, the Company recycled a total of 98,600 PGM ounces of platinum, palladium and rhodium through the smelter and refinery during the third quarter 2007, up 9.2% from the 90,300 ounces recycled during the same period last year. Sales of purchased recycle material declined sharply however, to 70,300 ounces in this year’s third quarter from 96,000 ounces in the same period last year, in part because tolling activity has increased this year and also because of the favorable timing of inventory flows into last year’s third quarter. Recycling activities contributed about $7.9 million to the Company’s operating margin (before corporate overhead and financing charges) during the third quarter of 2007, compared to $10.7 million in the third quarter of 2006. The reduced performance this year is primarily attributable to the lower PGM volumes sold, and, again, to the timing of inventory flows in last year’s third quarter, partially offset by this year’s higher PGM prices.

Describing the current market environment for platinum group metals, Francis R. McAllister, Stillwater Chairman and CEO, said, “During the past several months, we have seen very strong markets for both platinum and palladium. Platinum, in particular, traded as high as $1,457 per ounce recently, an all-time record, and palladium has traded around $370 per ounce in recent weeks. While undoubtedly speculative interest plays a role in these markets, there appear to be some fundamental supply and demand factors at work here, as well. Production of these two metals is relatively fixed at about 7 million ounces per year each, plus a small amount generated from recycling and occasional sales, particularly of palladium, out of government inventories. Several key PGM producers have announced recently that their production this year will fall short of earlier estimates, putting pricing pressure on these markets. Demand for both platinum and palladium is driven, first, by applications in automotive catalytic converters, followed by jewelry demand and then by various other specific industrial requirements.

“Industry reports suggest that about 51% of platinum demand and 49% of palladium demand derives from catalytic converters. Conventional wisdom in recent years has been that modern catalytic converters use much more palladium than platinum (along with a small amount of rhodium), so at first this outcome seems a little surprising. However, lost in all this is the very strong growth in high-performance diesel engine technology in recent years. Over 50% of the automobiles manufactured in Europe this year will be equipped with quiet, smooth-running, economical diesel engines. In the U.K., 70% of BMWs sold this year will be diesel-powered, so these engines are clearly finding their place even in the luxury sector - suggesting diesel power is not just more economical, it is emerging as a preferred technology. Each of these diesel vehicles will be equipped with a catalytic converter and particulate filtration. Because of the lower exhaust temperatures of diesels, these diesel catalytic converter systems are primarily a platinum application, requiring about twice as much PGM catalyst by weight as the average gasoline-fueled car. This move toward diesels has been a powerful source of increased demand for platinum - in a platinum market that does not have surplus capacity available.

Mr. McAllister continued, “Of course, with the very wide price disparity between platinum and palladium, there is a lot of economic incentive to find ways to substitute palladium into these diesel units. That appears to be starting to happen, with manufacturers reporting success in replacing about 25% - and in some cases closer to 40% - of the platinum in these converters with palladium. However, this new technology is only now emerging, so its effect on PGM markets is not yet fully evident. What is clear is the limited supply of all these metals (including rhodium) in a growing automotive market.

Regarding the Company’s third quarter 2007 operating results, Mr. McAllister commented, “Mine production in this year’s third quarter, at 128,600 ounces, was well below plan and also well below the 151,300 ounces produced during the third quarter last year. Breaking this down further, Stillwater Mine’s third-quarter production decreased by about 23,800 ounces compared to last year, while East Boulder Mine production was approximately 1,100 ounces above a year ago, although below plan. The financial result of this production shortfall was a loss of about $11.1 million for the third quarter of 2007. Obviously, the third-quarter labor issues and related productivity challenges, taken together, overwhelmed the benefit of any strategic progress the Company made in the quarter. The following provides some perspective on the difficulties the Company faced in the quarter, together with a sense of our strategic direction.

“Reiterating what we faced in this year’s third quarter:

•
We began the quarter with contract negotiations in progress covering our represented employees at the Stillwater Mine and Columbus processing facilities. The disruption caused by the negotiations had already reduced mine production at the Stillwater Mine in June. A draft labor agreement, finalized in early July and endorsed by the union negotiating committee, was ultimately rejected in a vote of the union membership, who then went out on strike for seven days. Because production takes about a month to flow through into earnings, both July and August earnings were negatively affected by this lost production.

•
As we discussed last quarter, a workforce schedule change at the Stillwater Mine implemented near the end of the first quarter of 2007 resulted in significant employee attrition during the second quarter. This higher rate of employee attrition dropped back to a more normal level late in the third quarter. However, the employees who left during the second quarter included some of our most seasoned miners, and as a result the overall average experience level of our Stillwater miners has fallen. The remaining workforce is performing well and gradually closing this experience gap, but productivity at Stillwater has suffered in the interim.

•
At the East Boulder Mine, a major transition is under way, converting much of the mining there from entirely sublevel extraction to include a mix of other, more selective mining methods. This is a complex changeover that involves new skill sets among many of our miners and technical people, as well as adjustments to the developed state of the mine. The implementation is progressing well, but at the expense of overall productivity. Looking forward, we will keep the focus at East Boulder on quality of operations.

•
Our recycling business performed well during the third quarter, although earnings were lower than in the same quarter last year. The third quarter of 2006 had included the benefit of inventory flows that in effect shifted a portion of the material cost into the second quarter, benefiting the third-quarter results accordingly. The PGM recycling business remains highly competitive and some aspects of it are constantly in transition.

•
Finally, despite record-high prices for platinum, much of our third-quarter mine production was constrained by long-standing forward pricing hedges that have fixed a large portion of our platinum realizations at a price several hundred dollars per ounce below market. These hedges will roll off over the next several months, allowing our platinum realizations to more closely track the market.

“Regarding the Company’s full-year production outlook, several months ago we announced revised 2007 production guidance in the range of 555,000 to 585,000 ounces, taking into account the strike during July and various other operational challenges. Based on a preliminary review and subject to adjustment, mine output for all of 2007 is now expected to be approximately 550,000 ounces.

“The Company’s total cash costs per PGM ounce produced1  averaged $346 in the third quarter of 2007, much higher than the $245 in last year’s third quarter. Year to date, total cash costs per ounce have averaged $324 per ounce, compared to $293 per ounce for the same period last year. Some of this cost variation is attributable to the strong 2006 third-quarter earnings from recycling, which we treat as an offset against total cash costs. More significantly, however, the production shortfall during this year’s third quarter was not accompanied by any overall reduction in total costs, so the same costs were spread over fewer ounces. We believe our 2007 full-year total cash costs per ounce will be slightly above the previous guidance of $315 per ounce due to the strike and associated weak production during the third quarter.”

Turning to the Company’s progress toward its ongoing strategic initiatives, McAllister reported, “Operationally, despite the tough quarter, progress continued on our mine transformation program during the third quarter of 2007. Safety and environmental performance were both excellent during the quarter. Engineering design work moved forward on the second smelter furnace in Columbus, Montana. As noted last quarter, we believe this furnace, once in operation, will increase our processing capacity, and provide a strategically critical back-up facility during scheduled or unscheduled furnace outages. We expect the new furnace to be operational by the end of 2008. Total production from captive cut-and-fill stopes decreased slightly during the quarter to 588 tons per day from 607 tons per day during the second quarter of this year, reflecting in part the impact of the strike. Production from ramp-and-fill mining in the Upper West area of the Stillwater Mine increased to an average of 298 tons per day in the third quarter, up from 288 tons per day for the second quarter of this year. Production from ramp-and-fill mining at the East Boulder Mine increased from 159 tons per day during the second quarter of this year to 201 tons per day during the third quarter. Our manpower training efforts to date remain on track to graduate about 100 new miners during 2007.”

Regarding the Company’s other strategic initiatives, Mr. McAllister commented, “Another of Stillwater’s corporate objectives is to expand market demand for its primary products. Early last year, we established an industry palladium trade organization, the Palladium Alliance International (PAI). Since then, the Company has channeled most of its efforts to develop and broaden markets for palladium through the PAI. The Alliance’s objectives include establishing palladium’s jewelry market presence as a specific elegant brand of precious metal, distinct from platinum and white gold, and instituting a system of standards for use of the palladium brand that will emphasize palladium’s rarity and value. The Alliance sponsors technical articles in jewelry trade publications illustrating methods of fabricating palladium jewelry, maintains a website with information on palladium suppliers and retailers (www.luxurypalladium.com), organizes informational presentations at industry trade shows and provides image advertising in critical jewelry markets. To date in 2007, the Alliance has funded several new palladium commercial spots for presentation in major Chinese cities, and participated in an effort to broaden and unify market development efforts among palladium producers and fabricators.

1 As discussed in more detail in the Company’s 2006 Annual Report on Form 10-K, total cash cost per ounce of production is a non-GAAP measure of extraction efficiency; this and similar measures are widely reported within the mining industry.

“During this year’s third quarter, we were very pleased to announce the signing of a new and amended PGM supply agreement with one of our automotive customers. While we are required to keep the specific commercial details of the new agreement confidential, I am pleased that the new agreement extends a portion of our sales commitments out through 2012, allows us some flexibility in sourcing a portion of our requirements to this customer, and includes a favorable adjustment to the minimum sales price for palladium.

“We also are undertaking to diversify the Company’s asset base. This is a multi-faceted effort. We are continuing our efforts toward growing the volume of the Company’s recycling operations, thereby reducing the degree of financial dependence solely on performance of the Company’s mines in each period. Our planned addition of a second smelter furnace is intended to support this objective by accommodating the expansion of both mining production and recycling volumes over the next several years, as well as creating opportunities to improve metal recoveries.

“As we announced previously, late last year the Company invested $1.9 million to purchase approximately an 11% interest in Pacific North West Capital Corp., a Canadian exploration company with substantial exploration expertise that has identified several PGM opportunities. Exploration efforts are proceeding and the Company has allocated an additional $0.7 million to this program during the first three quarters of 2007. Also, on July 3, 2007, the Company finalized its investment of $1.5 million in Benton Resource Corp., another Canadian exploration company, providing Stillwater with an opportunity for future participation in Benton’s Goodchild Project as well as an equity interest in Benton itself.

“These investments in generative exploration projects are inherently long-term and fairly speculative in nature, but are intended to build a portfolio of attractive opportunities for the future. We also are evaluating various later-stage mineral development projects and operating properties to identify those that might offer good investment value and mesh with Stillwater’s corporate expertise.

“In summary,” McAllister concluded, “despite a disappointing quarter, we are committed to an effort at keeping the Company on track toward reaching its strategic objectives. The Company is also continually engaged in reviewing a variety of transactions or opportunities that are believed to benefit the best interests of shareholders. In this regard, management is concerned with the approaching expiration of its automotive contracts and the volatility of metal prices, both of which are leading the Company to consider proposals intended to strengthen its balance sheet.”

Cash Flow and Liquidity

At September 30, 2007, the Company’s cash and cash equivalents (excluding $4.4 million of restricted cash) totaled $67.4 million, up $10.2 million from the beginning of the quarter but down $21.0 million from December 31, 2006. Taking into account the Company’s available-for-sale investments in highly liquid federal agency notes and commercial paper, the Company’s total available cash and investments at September 30, 2007, was $104.3 million, up about $7.4 million from $96.9 million at the end of this year’s second quarter. The increase in liquidity during the third quarter is mostly due to decreases in working capital requirements of the recycling business. Working capital constituting marketable inventories and related advances in the Company’s PGM recycling business decreased to $80.6 million at the end of the third quarter of 2007 from $97.1 million at the end of the second quarter. Including these highly liquid inventories, the Company’s underlying liquidity was $184.9 million, as compared to $194.0 million at the end of the second quarter 2007 and $194.8 million at the end of the 2006. Also, at the end of the third quarter of 2007 the Company had $16.4 million available to it under undrawn revolving credit lines.

Net cash provided from operating activities totaled $31.0 million in this year’s third quarter. By comparison, $25.5 million of cash was consumed by operations in the third quarter of 2006, reflecting strong growth last year in recycling working capital requirements. Capital expenditures were $22.4 million in the third quarter of 2007 and $62.8 million year to date, both lower than planned. Capital spending in the third quarter of 2006 also totaled $22.4 million and was $67.8 million through the first nine months of 2006.

As was scheduled, the Company paid down $0.3 million of long-term debt and capital leases during the third quarter of 2007. Outstanding debt at September 30, 2007, was $128.5 million.

We are in the process of seeking an amendment and waiver to the language in our credit agreement to increase our permitted annual capital expenditures, accommodate the additional palladium sales under our new automotive agreement, and clarify the definition of debt. We expect to receive approval for the amendment and waiver before we file our third-quarter Form 10-Q. If the proposed waiver is not approved, we would need to reclassify a substantial portion of our long-term debt as a current liability.

Third Quarter Results - Details

For the third quarter of 2007, the Company’s mine production was 128,600 PGM ounces including 85,400 ounces from the Stillwater Mine and 43,200 ounces from East Boulder Mine. For the comparable quarter of 2006, the mines produced 151,300 ounces including Stillwater Mine production of 109,200 ounces and East Boulder production of 42,100 ounces. As already noted, the sharp decrease in Stillwater production for the quarter resulted from attrition and lower productivity associated with labor negotiations.

Sales from mine production totaled 127,500 ounces in the third quarter of 2007 at an overall average realization of $499 per ounce, down from 150,000 ounces at $492 per ounce in the third quarter of 2006. PGM market prices generally were higher in the third quarter of 2007, but the Company’s average realization in both periods was favorably affected by the above-market average floor price on palladium sales under the Company’s automotive contracts, and unfavorably affected by the price caps on platinum in the same contracts and by losses on forward sales commitments for platinum. The Company’s average realization on palladium sales from mine production was $383 per ounce in the 2007 third quarter, compared to $370 per ounce for the same period in 2006. The average net realization on platinum was $950 per ounce in the third quarter of 2007 and $877 per ounce in the 2006 third quarter. Putting this in perspective, the London Metals Exchange afternoon posted prices per ounce for platinum and palladium were $1,377 and $344, respectively, on September 28, 2007, and $1,140 and $315, respectively, on September 29, 2006.

During the third quarter of 2007, the Company processed about 98,600 ounces of PGMs from recycled catalytic materials. By comparison, in the third quarter of 2006 the Company processed about 90,300 ounces of recycled material. The Company processes material purchased from third parties and toll material that is processed on behalf of others for a fee.

Revenues for the third quarter of 2007 were $163.1 million, down 9.8% from $180.8 million received in the third quarter of 2006. Proceeds from sales of mined PGMs totaled $63.6 million in the 2007 third quarter, down from $73.7 million in the same quarter of 2006, reflecting lower sales volumes in 2007. Recycling revenues decreased to $94.1 million from $104.2 million in last year’s third quarter. Although the company realized higher PGM prices from recycling in the third quarter 2007, the higher realized prices were not enough to offset the volume of sales that flowed into the third quarter of 2006. Resales of purchased metal generated $5.4 million and $2.9 million in revenue during the 2007 and 2006 third quarters, respectively.

Costs of metals sold (before depreciation and amortization expense) increased to $147.3 million in the 2007 third quarter from $146.4 million in the third quarter of 2006. Mining costs included in costs of metals sold increased to $54.1 million in the 2007 third quarter from $48.1 million in the 2006 third quarter. Recycling costs, mostly reflecting the cost to purchase spent catalytic materials for processing, totaled $87.9 million in the third quarter of 2007, decreasing from $95.4 million in the third quarter of 2006, driven mostly by lower volumes of PGM ounces being sold. Third-quarter costs also included the purchase for resale of 15,400 ounces of palladium at a cost of $5.3 million in 2007, and 9,000 palladium ounces at a cost of $2.9 million in 2006.

Depreciation and amortization expense increased very slightly to $20.1 million in the 2007 third quarter from $20.0 million in the same period of 2006. The increase is mostly attributable to slightly higher amortization rates in 2007.

General and administrative (“G&A”) costs, including marketing and exploration expenses, decreased to $6.8 million in the third quarter of 2007 from $8.3 million in the same period of 2006. The timing of marketing expenditures during 2006 accounted for most of this decrease.

The reported net loss of $11.1 million for the third quarter of 2007 included, by business segment, a loss of $10.6 million from mining operations and earnings of $7.9 million of income from recycling activities, less corporate costs including $6.8 million of G&A expense and $2.9 million of unallocated net interest expense.

For the third quarter of 2006, the reported net earnings of $6.9 million included earnings from mining operations of $5.6 million, and income from recycling activities of $10.7 million. These earnings items were offset by $8.3 million of G&A expense and $3.0 million pertaining to unallocated interest expense.

First Nine Months’ Results - Details

In the first nine months of 2007, the Company’s mining operations produced 405,800 PGM ounces including 267,900 ounces from the Stillwater Mine and 137,900 ounces from East Boulder Mine. For the comparable period in 2006, total mine production of 446,000 ounces included Stillwater Mine production of 301,000 ounces and East Boulder production of 145,000 ounces. The production decrease at the Stillwater Mine reflects attrition, mechanical equipment problems and strike-related productivity issues during the second and third quarters. The decrease in East Boulder Mine production mostly reflects transitional challenges as the mine moves from highly mechanized methods toward more captive cut-and-fill mining.

Sales from mine production totaled 419,000 ounces in the first nine months of 2007 at an overall average realization of $504 per ounce, down from 439,000 ounces at $478 per ounce in the same period of 2006. PGM market prices generally were higher in the first nine months of 2007, but the Company’s average realization in both periods was benefited, as in the past, by the above-market pricing provisions for palladium sales under the Company’s contracts with major automobile companies, and reduced by price caps on platinum in the same contracts and by losses on financially-settled forward sales commitments on platinum. The Company’s average realization on palladium sales from mine production was $382 per ounce in the 2007 first nine months, compared to $370 per ounce for the same period in 2006. The comparable average realization on platinum, net of the loss on forward sales, was $937 per ounce for the first nine months of 2007 and $845 per ounce in the first nine months of 2006.

During the nine months to date of 2007, the Company processed about 278,600 ounces of PGMs from recycled catalytic materials, including toll material processes on behalf of others for a fee. By comparison, in the first nine months of 2006 the Company processed about 238,700 ounces of recycled material.

Revenues for the first nine months of 2007 totaled $470.5 million, up 7.5% from $437.6 million in the first nine months of 2006. Proceeds from sales of mined PGMs totaled $210.9 million in the first nine months of 2007, up slightly from $210.0 million in the same period of 2006, as higher average sales realizations in 2007 more than offset the lower sales volumes. Recycling revenues grew to $248.0 million from $178.5 million in the first nine months of 2007. The higher realizations and growth in recycling revenues more than offset the reduction in revenue from completion of the program to sell off the palladium inventory received in the 2003 Norilsk Nickel transaction, which contributed $17.6 million to revenue, all during the first quarter of 2006. Resales of purchased metal generated $11.6 million and $31.5 million in revenue during the 2007 and 2006 periods, respectively.

Costs of metals sold (before depreciation and amortization expense) increased to $400.6 million in the 2007 first nine months from $349.6 million in the same period of 2006. Mining costs included in costs of metals sold increased to $157.1 million in the first three quarters 2007 from $142.3 million in the 2006 period. Recycling costs, largely comprised of the cost to purchase spent catalytic materials for processing, totaled $231.9 million in the first nine months of 2007, up substantially from $165.3 million in the first nine months of 2006, driven by the much higher volumes processed and, to a lesser extent, by higher prices paid for the PGM ounces contained in the recycled material. Costs for the first three quarters of 2007 included about $11.5 million for the purchase of 33,400 ounces of palladium for resale. The 2006 first three quarters’ costs also included $10.8 million for 63,250 ounces of palladium sold from inventory and an additional $31.2 million to acquire 35,800 ounces of PGMs for resale under various commitments.

Depreciation and amortization expense increased slightly to $62.2 million in the first nine months of 2007 compared to $61.3 million in the same period of 2006. The slight increase is attributable to higher amortization rates in 2007.

G&A costs, including marketing and exploration expenses, totaled $23.1 million for the first nine months of 2007 and $21.6 million in the same period during 2006. Timing of marketing expenses, including contributions to PAI, accounted for a portion of the difference, with $4.0 million spent on marketing in this year’s first nine months compared to only $3.2 million in the same period last year. Higher compensation expenses accounted for most of the remainder.

The net loss of $14.6 million for the first nine months of 2007 included, by business segment, a loss of $8.2 million from mining operations and $21.0 million of income from recycling activities, less corporate costs including $23.1 million of G&A expense and $8.5 million of unallocated net interest expense.

For the first nine months of 2006, the reported net earnings of $5.1 million included earnings from mining operations of $6.3 million, income from recycling activities of $17.4 million, plus at the corporate level $6.9 million of income related to sales from the palladium inventory received in the Norilsk Nickel transaction. These earnings items were mostly offset by $21.6 million of G&A expense and $8.5 million pertaining to unallocated interest expense.

Stillwater Mining Company will host its 2007 third quarter results conference call at 12:00 noon Eastern Time on Tuesday, November 6, 2007. The conference call dial-in numbers are 800-288-8968 (U.S.) and 612-322-0335 (International). The conference call will simultaneously be webcast on the Internet via the Company’s website at www.stillwatermining.com. To access the conference call on the Company’s website, go to the Investor Relations section under Presentations and click on the link to the conference call. A replay of the conference call will be available on the Company’s website or by a telephone replay, numbers (800) 475-6701 (U.S.) and (320) 365-3844 (International), access code 893502, beginning at 3:30 p.m. Eastern Time on Tuesday, November 6, 2007 and ending at 11:59 p.m. Eastern Time on November 13, 2007.

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company’s shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Website: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates” or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation, labor matters and the palladium and platinum market. Additional information regarding factors, which could cause results to differ materially from management’s expectations, is found in the section entitled “Risk Factors” in the Company’s 2006 Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

Key Factors Tables and Financial Statements follow.

Stillwater Mining Company
Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
(in thousands, except per share data)
	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006

Revenues

Mine production	$63,613	$73,660	$210,877	$210,034
PGM recycling	94,075	104,228	247,977	178,481
Sales of palladium received in the Norilsk Nickel transaction	-	-	-	17,637
Other	5,399	2,929	11,646	31,450
Total revenues	163,087	180,817	470,500	437,602

Costs and expenses
Costs of metals sold
Mine production	54,088	48,135	157,117	142,337
PGM recycling	87,886	95,356	231,932	165,292
Sales of palladium received in Norilsk Nickel transaction	-	-	-	10,785
Other	5,299	2,929	11,504	31,208
Total costs of metals sold	147,273	146,420	400,553	349,622

Depreciation and amortization
Mine production	20,114	19,979	62,134	61,240
PGM recycling	32	24	84	74
Total depreciation and amortization	20,146	20,003	62,218	61,314
Total costs of revenues	167,419	166,423	462,771	410,936

Exploration	500	-	562	332
Marketing	783	2,345	3,996	3,235
General and administrative	5,565	5,948	18,528	18,006
Total costs and expenses	174,267	174,716	485,857	432,509

Operating income (loss)	(11,180)	6,101	(15,357)	5,093

Other income (expense)
Other	127	300	109	303
Interest income	2,957	3,345	8,943	8,396
Interest expense	(2,931)	(2,954)	(8,507)	(8,496)
Gain/(loss) on disposal of property, plant and equipment	(26)	70	184	(164)

Income (loss) before income tax provision	(11,053)	6,862	(14,628)	5,132

Income tax provision	-	-	-	(10)

Net income (loss)	$(11,053)	$6,862	$(14,628)	$5,122

Other comprehensive income (loss), net of tax	3,550	21,454	3,821	(8,138)
Comprehensive income (loss)	$(7,503)	$28,316	$(10,807)	$(3,016)

Weighted average common shares outstanding
Basic	92,203	91,310	91,908	91,194
Diluted	92,203	92,233	91,908	92,030

Basic income (loss) per share
Net income (loss)	$(0.12)	$0.08	$(0.16)	$0.06

Diluted income (loss) per share
Net income (loss)	$(0.12)	$0.07	$(0.16)	$0.06

See accompanying notes to the financial statements

Stillwater Mining Company
Balance Sheets
(Unaudited)
(in thousands, except share and per share data)
	September 30, 2007	December 31, 2006
ASSETS
Current assets
Cash and cash equivalents	$67,358	$88,360
Restricted cash	4,385	3,785
Investments, at fair market value	36,950	35,497
Inventories	109,917	106,895
Advances on inventory purchases	28,247	24,191
Accounts receivable	11,422	16,008
Deferred income taxes	3,088	5,063
Other current assets	7,444	4,540
Total current assets	$268,811	$284,339

Property, plant and equipment (net of $279,684 and $219,520 accumulated depreciation and amortization)	460,606	460,328
Long-term investment	3,556	1,869
Other noncurrent assets	9,234	9,487
Total assets	$742,207	$756,023

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$16,933	$24,833
Accrued payroll and benefits	21,813	20,348
Property, production and franchise taxes payable	9,731	11,123
Current portion of long-term debt and capital lease obligations	1,264	1,674
Fair value of derivative instruments	12,362	15,145
Unearned income	5,932	5,479
Other current liabilities	8,023	6,988
Total current liabilities	76,058	85,590

Long-term debt	127,187	129,007
Fair value of derivative instruments	-	715
Deferred income taxes	3,088	5,063
Accrued workers compensation	10,567	10,254
Asset retirement obligation	9,095	8,550
Other noncurrent liabilities	6,568	4,288
Total liabilities	$232,563	$243,467

Stockholders' equity
Preferred stock, $0.01 par value, 1,000,000 shares	-	-
authorized; none issued
Common stock, $0.01 par value, 200,000,000 shares authorized;
92,225,413 and 91,514,668 shares issued and outstanding	922	915
Paid-in capital	624,995	617,107
Accumulated deficit	(104,491)	(89,863)
Accumulated other comprehensive loss	(11,782)	(15,603)
Total stockholders' equity	509,644	512,556

Total liabilities and stockholders' equity	$742,207	$756,023
See accompanying notes to the financial statements

Stillwater Mining Company
Statements of Cash Flows
(Unaudited)
(in thousands)
	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006

Cash flows from operating activities
Net income (loss)	$(11,053)	$6,862	$(14,628)	$5,122

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	20,146	20,003	62,218	61,314
Lower of cost or market inventory adjustment	3,734	54	5,164	1,194
(Gain)/loss on disposal of property, plant and equipment	26	(70)	(184)	164
Stock issued under employee benefit plans	974	1,306	3,903	3,560
Amortization of debt issuance costs	208	199	618	582
Share based compensation	1,231	1,090	3,745	2,616

Changes in operating assets and liabilities:
Inventories	12,378	6,747	(8,279)	(36,904)
Advances on inventory purchases	2,245	(344)	(4,056)	(18,062)
Accounts receivable	832	(8,720)	4,586	6,073
Employee compensation and benefits	1,138	(928)	1,465	(104)
Accounts payable	1,733	595	(7,900)	2,373
Property, production and franchise taxes payable	342	(1,290)	888	(436)
Workers compensation	(241)	310	313	3,936
Asset retirement obligation	185	164	545	482
Unearned income	(1,706)	(1,170)	453	2,692
Restricted cash	-	(1,100)	(600)	(1,100)
Other	(1,191)	1,836	(1,994)	1,292
Net cash provided by operating activities	30,981	25,544	46,257	34,794
Cash flows from investing activities
Capital expenditures	(22,435)	(22,398)	(62,844)	(67,754)
Purchase of long-term investments	(1,019)	-	(1,687)	-
Proceeds from disposal of property, plant and equipment	47	247	375	510
Purchases of investments	(7,914)	(3,947)	(56,054)	(71,968)
Proceeds from maturities of investments	10,756	29,985	54,934	99,235
Net cash provided by (used in) investing activities	(20,565)	3,887	(65,276)	(39,977)
Cash flows from financing activities
Payments on long-term debt and capital lease obligations	(266)	(363)	(2,230)	(10,278)
Payments for debt issuance costs	-	-	-	(579)
Issuance of common stock	8	2	247	807
Net cash used in financing activities	(258)	(361)	(1,983)	(10,050)
Cash and cash equivalents
Net increase (decrease)	10,158	29,070	(21,002)	(15,233)
Balance at beginning of period	57,200	35,957	88,360	80,260
Balance at end of period	$67,358	$65,027	$67,358	$65,027
See accompanying notes to the financial statements

Stillwater Mining Company
Key Factors
(Unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
OPERATING AND COST DATA FOR MINE PRODUCTION

Consolidated:
Ounces produced (000)
Palladium	99	117	312	345
Platinum	29	34	94	101
Total	128	151	406	446

Tons milled (000)	277	308	891	957
Mill head grade (ounce per ton)	0.51	0.54	0.50	0.51

Sub-grade tons milled (000) (1)	16	17	53	46
Sub-grade tons mill head grade (ounce per ton)	0.12	0.13	0.12	0.13

Total tons milled (000) (1)	293	325	944	1,003
Combined mill head grade (ounce per ton)	0.49	0.51	0.48	0.49
Total mill recovery (%)	91	90	91	91

Total operating costs per ounce (Non-GAAP)	$272	$188	$258	$240
Total cash costs per ounce (Non-GAAP) (2) (3)	$346	$245	$324	$293
Total production costs per ounce (Non-GAAP) (2) (3)	$506	$377	$478	$431

Total operating costs per ton milled (Non-GAAP)	$120	$87	$111	$107
Total cash costs per ton milled (Non-GAAP) (2) (3)	$152	$114	$139	$130
Total production costs per ton milled (Non-GAAP) (2) (3)	$222	$175	$206	$192
Stillwater Mine:
Ounces produced (000)
Palladium	65	84	205	232
Platinum	20	25	63	69
Total	85	109	268	301
Tons milled (000)	145	188	481	544
Mill head grade (ounce per ton)	0.64	0.63	0.60	0.60

Sub-grade tons milled (000) (1)	16	17	53	46
Sub-grade tons mill head grade (ounce per ton)	0.12	0.13	0.12	0.13

Total tons milled (000) (1)	161	205	534	590
Combined mill head grade (ounce per ton)	0.58	0.58	0.55	0.60
Total mill recovery (%)	92	91	92	92

Total operating costs per ounce (Non-GAAP)	$229	$179	$228	$231
Total cash costs per ounce (Non-GAAP) (2) (3)	$299	$234	$293	$283
Total production costs per ounce (Non-GAAP) (2) (3)	$431	$348	$424	$403

Total operating costs per ton milled (Non-GAAP)	$121	$96	$114	$118
Total cash costs per ton milled (Non-GAAP) (2) (3)	$159	$124	$147	$145
Total production costs per ton milled (Non-GAAP) (2) (3)	$229	$185	$213	$206

Stillwater Mining Company
Key Factors (continued)
(Unaudited)
	Three months ended		Nine months ended
	September 30,		September 30,
	2007	2006	2007	2006
OPERATING AND COST DATA FOR MINE PRODUCTION
(Continued)

East Boulder Mine:
Ounces produced (000)
Palladium	34	33	107	113
Platinum	9	9	31	32
Total	43	42	138	145

Tons milled (000)	132	120	410	413
Mill head grade (ounce per ton)	0.37	0.39	0.38	0.39

Sub-grade tons milled (000) (1)	-	-	-	-
Sub-grade tons mill head grade (ounce per ton)	-	-	-	-

Total tons milled (000) (1)	132	120	410	413
Combined mill head grade (ounce per ton)	0.37	0.39	0.38	0.39
Total mill recovery (%)	90	89	90	89

Total operating costs per ounce (Non-GAAP)	$359	$211	$317	$259
Total cash costs per ounce (Non-GAAP) (2) (3)	$438	$274	$384	$314
Total production costs per ounce (Non-GAAP) (2) (3)	$653	$453	$584	$489

Total operating costs per ton milled (Non-GAAP)	$118	$74	$107	$90
Total cash costs per ton milled (Non-GAAP) (2) (3)	$144	$96	$129	$110
Total production costs per ton milled (Non-GAAP) (2) (3)	$214	$158	$196	$171

Stillwater Mining Company
Key Factors (continued)
(Unaudited)

	Three months ended		Nine months ended
(in thousands, where noted)	September 30,		September 30,
	2007	2006	2007	2006
SALES AND PRICE DATA

Ounces sold (000)
Mine production:
Palladium (oz.)	102	114	327	339
Platinum (oz.)	26	36	92	100
Total	128	150	419	439

Other PGM activities: (6)
Palladium (oz.)	44	49	113	157
Platinum (oz.)	35	49	94	90
Rhodium (oz.)	6	7	18	20
Total	85	105	225	267

By-products from mining: (7)
Rhodium (oz.)	1	1	3	3
Gold (oz.)	2	3	8	8
Silver (oz.)	2	1	6	5
Copper (lb.)	216	502	684	848
Nickel (lb.)	303	384	870	1,215

Average realized price per ounce (5)
Mine production:
Palladium	$383	$370	$382	$370
Platinum	$950	$877	$937	$845
Combined (5)	$499	$492	$504	$478

Other PGM activities: (6)
Palladium	$361	$332	$351	$302
Platinum	$1,292	$1,180	$1,228	$1,106
Rhodium	$5,913	$4,852	$5,641	$3,892

By-products from mining: (7)
Rhodium ($/oz.)	$6,142	$4,629	$6,069	$4,372
Gold ($/oz.)	$699	$614	$671	$597
Silver ($/oz.)	$13	$12	$13	$11
Copper ($/lb.)	$4.21	$3.09	$3.31	$2.94
Nickel ($/lb.)	$14.25	$12.12	$17.98	$8.62

Average market price per ounce (5)
Palladium	$348	$324	$355	$320
Platinum	$1,291	$1,216	$1,256	$1,147
Combined (5)	$541	$528	$551	$504

(1)  Sub-grade tons milled includes reef waste material only. Total tons milled includes ore tons and sub-grade tons only.

(2)   Total cash costs include period costs of mining, processing and administration at the mine site (including mine site overhead and credits for metals produced other than palladium and platinum from mine production). Norilsk Nickel transaction expenses and interest income and expense are not included in total cash costs.

(3)   Total cash cost per ton, represents a non-U.S. Generally Accepted Accounting Principles (GAAP) measurement that management uses to monitor and evaluate the efficiency of its mining operations. See table “Reconciliation of Non-GAAP measures to costs of revenues” and accompanying discussion.

(4)   The Company’s average realized price represents revenues, which include the effect of contract floor and ceiling prices, hedging gains and losses realized on commodity instruments and contract discounts, divided by ounces sold. The average market price represents the average London PM Fix for the actual months of the period.

(5)   The Company reports a combined average realized and market price of palladium and platinum at the same ratio as ounces that are produced from the refinery.

(6)   Ounces sold and average realized price per ounce from other PGM activities primarily relate to ounces produced from processing of catalyst materials and palladium received in the Norilsk Nickel transaction.

(7)   By-product metals sold reflect contained metal. Realized prices reflect net values (discounted due to product form and transportation and marketing charges) per unit received. By-product sales are not recorded as revenue but as a reduction to costs of metals sold.

Reconciliation of Non-GAAP measures to costs of revenues

The Company utilizes certain non-GAAP measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags from one to three months between ore production and sale of the finished product. Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed. Consequently, while costs of revenues (a GAAP measure included in the Company’s Statement of Operations and Comprehensive Income/(Loss)) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

While the Company believes that these non-GAAP measures may also be of value to outside readers, both as general indicators of the Company’s mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies. These non-GAAP measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in costs of revenues, they cannot meaningfully be used to develop measures of profitability. A reconciliation of these measures to costs of revenues for each period shown is provided as part of the following tables, and a description of each non-GAAP measure is provided below.

Total Costs of Revenues: For the Company on a consolidated basis, this measure is equal to consolidated costs of revenues, as reported in the Statement of Operations and Comprehensive Income/(Loss). For the Stillwater Mine, East Boulder Mine, and other PGM activities, the Company segregates the expenses within costs of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in consolidated costs of revenues in proportion to the monthly volumes from each activity. The resulting total costs of revenues measures for Stillwater Mine, East Boulder Mine and other PGM activities are equal in total to consolidated costs of revenues as reported in the Company’s Statement of Operations and Comprehensive Income/(Loss).

Total Production Costs (Non-GAAP): Calculated as total costs of revenues (for each mine or consolidated) adjusted to exclude gains or losses on asset dispositions, costs and profit from thirdary recycling, and changes in product inventories. This non-GAAP measure provides an indication of the total costs incurred in association with production and processing in a period, before taking into account the timing differences resulting from inventory changes and before any effect of asset dispositions or thirdary recycling activities. The Company uses it as a comparative measure of the level of total production and processing activities in a period, and may be compared to prior periods or between the Company’s mines. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Production Cost per Ton Milled (Non-GAAP) - measured for each mine or consolidated - provides an indication of the cost per ton milled in that period. Because of variability of ore grade in the Company’s mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Production Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Production Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Production Cost per Ounce (Non-GAAP) - measured for each mine or consolidated - provides an indication of the cost per ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because extracting PGM material is ultimately the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company’s mines. Consequently, Total Production Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Production Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Cash Costs (Non-GAAP): This non-GAAP measure is calculated (for each mine or consolidated) as total costs of revenues adjusted to exclude gains or losses on asset dispositions, costs and profit from recycling activities, depreciation and amortization and asset retirement costs and changes in product inventories. The Company uses this measure as a comparative indication of the cash costs related to production and processing in any period. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Cash Cost per Ton Milled (Non-GAAP) - measured for each mine or consolidated - provides an indication of the level of cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company’s mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Cash Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Cost per Ounce (Non-GAAP) - measured for each mine or consolidated - provides an indication of the level of cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company’s mines. Consequently, Total Cash Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Total Operating Costs (Non-GAAP): This non-GAAP measure is derived from Total Cash Costs (Non-GAAP) for each mine or consolidated by excluding royalty, tax and insurance expenses from Total Cash Costs (Non-GAAP). Royalties, taxes and insurance costs are contractual or governmental obligations outside of the control of the Company’s mining operations, and in the case of royalties and most taxes, are driven more by the level of sales realizations rather than by operating efficiency. Consequently, Total Operating Costs (Non-GAAP) is a useful indicator of the level of production and processing costs incurred in a period that are under the control of mining operations. As noted above, because this measure does not take into account the inventory timing differences that are included in costs of revenues, it cannot be used to develop meaningful measures of earnings or profitability.

When divided by the total tons milled in the respective period, Total Operating Cost per Ton Milled (Non-GAAP) - measured for each mine or consolidated - provides an indication of the level of controllable cash costs incurred per ton milled in that period. Because of variability of ore grade in the Company’s mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces. And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely. Consequently, Total Operating Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Operating Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

When divided by the total recoverable PGM ounces from production in the respective period, Total Operating Cost per Ounce (Non-GAAP) - measured for each mine or consolidated - provides an indication of the level of controllable cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period. Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company’s mines. Consequently, Total Operating Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Operating Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Reconciliation of Non-GAAP Measures to Costs of Revenues

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands)	2007	2006	2007	2006

Consolidated:
Reconciliation to consolidated costs of revenues:
Total operating costs (Non-GAAP)	$35,010	$28,445	$104,817	$106,991
Royalties, taxes and other	9,419	8,604	26,725	23,767
Total cash costs (Non-GAAP)	$44,429	$37,049	$131,542	$130,758
Asset retirement costs	185	164	545	483
Depreciation and amortization	20,115	19,979	62,134	61,240
Depreciation and amortization (in inventory)	277	(140)	(93)	(294)
Total production costs (Non-GAAP)	$65,006	$57,052	$194,128	$192,187
Change in product inventories	6,638	3,281	15,607	35,963
Costs of recycling activities	87,886	95,356	231,932	165,292
Recycling activities - depreciation	32	24	84	74
Add: Profit from recycling activities	7,857	10,710	21,020	17,420
Loss or (gain) on sale of assets and other costs	26	70	(184)	(164)
Total consolidated costs of revenues	$167,445	$166,493	$462,587	$410,772

Stillwater Mine:
Reconciliation to costs of revenues:
Total operating costs (Non-GAAP)	$19,520	$19,587	$61,140	$69,609
Royalties, taxes and other	6,007	5,927	17,457	15,740
Total cash costs (Non-GAAP)	$25,527	$25,514	$78,597	$85,349
Asset retirement costs	129	119	380	349
Depreciation and amortization	10,778	12,385	35,341	36,572
Depreciation and amortization (in inventory)	357	(30)	(719)	(710)
Total production costs (Non-GAAP)	$36,791	$37,988	$113,599	$121,560
Change in product inventories	(667)	(138)	2,714	(4,624)
Add: Profit from recycling activities	5,149	7,665	13,722	12,041
Loss or (gain) on sale of assets and other costs	(40)	(9)	(245)	(180)
Total costs of revenues	$41,233	$45,506	$129,790	$128,797

East Boulder Mine:
Reconciliation to costs of revenues:
Total operating costs (Non-GAAP)	$15,490	$8,858	$43,677	$37,382
Royalties, taxes and other	3,412	2,677	9,268	8,027
Total cash costs (Non-GAAP)	$18,902	$11,535	$52,945	$45,409
Asset retirement costs	56	45	165	134
Depreciation and amortization	9,337	7,594	26,793	24,668
Depreciation and amortization (in inventory)	(80)	(110)	626	416
Total production costs (Non-GAAP)	$28,215	$19,064	$80,529	$70,627
Change in product inventories	2,006	490	1,389	(1,406)
Add: Profit from recycling activities	2,708	3,045	7,298	5,379
Loss or (gain) on sale of assets and other costs	23	79	23	52
Total costs of revenues	$32,929	$22,678	$89,216	$74,652

Other PGM activities: (1)
Reconciliation to costs of revenues:
Change in product inventories	$5,299	$2,929	$11,504	$41,993
Recycling activities - depreciation	32	24	84	74
Costs of recycling activities	87,886	95,356	231,932	165,292
Loss or (gain) on sale of assets and other costs	43	-	38	(36)
Total costs of revenues	$93,260	$98,309	$243,558	$207,323

(1) Other PGM activities include recycling and sales of palladium received in the Norilsk Nickel transaction and other.